                                                                      EXHIBIT 11


                                     KEYCORP
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                (dollars in millions, except per share amounts)


                                                       Three months ended March 31,
                                                       ----------------------------
                                                              1996       1995
                                                          --------   --------
NET INCOME APPLICABLE TO COMMON SHARES
       Net income                                             $208       $210
       Less: Preferred dividend requirements                     4          4
                                                          --------   --------
       Net income applicable to Common Shares                 $204       $206
                                                          ========   ========

NET INCOME PER COMMON SHARE
       Weighted average Common Shares outstanding (000)    233,100    239,999
                                                          ========   ========
       Net income applicable to Common Shares                 $204       $206
                                                          ========   ========
       Net income per Common Share                            $.88       $.86
                                                          ========   ========

NET INCOME PER COMMON SHARE--PRIMARY
       Weighted average Common Shares outstanding (000)    233,100    239,999
       Dilutive common stock options (000)(1)                3,321      1,566
                                                          --------   --------
       Weighted average Common Shares and Common Share
           equivalents outstanding (000)                   236,421    241,565
                                                          ========   ========
       Net income applicable to Common Shares                 $204       $206
                                                          ========   ========
       Net income per Common Share                            $.86       $.85
                                                          ========   ========


NET INCOME PER COMMON SHARE--FULLY DILUTED
       Weighted average Common Shares outstanding (000)    233,100    239,999
       Dilutive common stock options (000)(1)                3,842      1,661
                                                          --------   --------
       Weighted average Common Shares and Common Share
           equivalents outstanding (000)                   236,942    241,660
                                                          ========   ========
       Net income applicable to Common Shares                 $204       $206
                                                          ========   ========
       Net income per Common Share                            $.86       $.85
                                                          ========   ========

   1 Dilutive common stock options are based on the treasury stock method using average market price in computing net income per Common Share--primary, and the higher of period-end market price or average market price in computing net income per Common Share--fully diluted.


                                       42